Exhibit 10.2
TRUIST FINANCIAL CORPORATION
EXECUTIVE SEVERANCE PLAN
PARTICIPATION AGREEMENT
Name: Michael P. Lyons
Section 1. ELIGIBILITY.
You have been designated as eligible to participate in the Truist Financial Corporation Executive Severance Plan (as amended from time to time, the “Plan”), a copy of which is attached as EXHIBIT A to this Participation Agreement (this “Agreement”). Capitalized terms not defined in this Agreement but defined in the Plan have the same definitions as in the Plan.
Section 2. RESTRICTIVE COVENANTS.
You understand that, as a condition to participation in the Plan, the Plan contains certain restrictive covenants set forth in Section 9 of the Plan. By accepting the terms of this Agreement, you acknowledge that the potential restrictions on your future employment imposed by Section 9 of the Plan and this Agreement are reasonable. These restrictive covenants supplement other restrictive covenants you may have entered with the Company. Nothing in this Agreement or Plan will supersede any restrictive covenants set forth in any other plan, program, or agreement with you.
Section 3. INDIVIDUAL TERMS OF PARTICIPATION.
Notwithstanding anything to the contrary in the Plan, with respect to your participation in the Plan:
(a)In the event of your Involuntary Termination during a CIC Period, (i) your benefits set forth in Section 4.1(a) will be amended to replace the phrase “two (2)” in clause (i)(A) of that provision with “three (3),” and (ii) your definition of “COBRA Multiplier” will be amended to replace the phrase “twenty-four (24)” with “thirty-six (36)”.
(b)Your benefits under the Plan, as modified by this Agreement, may not be adversely amended or terminated without your prior written consent, other than as set forth in Section 12.1 of the Plan.
(c)You will be permitted to (i) serve on the board of directors of one other for-profit company, and (ii) serve on the board of directors of not-for-profit companies, in each case, subject to Board approval and compliance with the Truist Corporate Governance Guidelines.
Section 4. ACKNOWLEDGEMENTS.
As a condition to participation in the Plan, you acknowledge and agree that:
(a)This Agreement and the Plan supersede any severance benefit plan, policy, or practice previously maintained by the Company that may have been applicable to you and any individually negotiated employment agreement with the Company.
(b)For the avoidance of doubt, in no event will you be entitled to receive duplicative benefits. In the event you are covered by any other arrangement as of your Date of Termination that may duplicate the payments and benefits provided for in the Plan, the Committee may reduce or eliminate the duplicative benefits under the Plan or under the other arrangement.
To accept the terms of this Agreement and become a Participant in the Plan, please sign and date this Agreement in the space provided below and return it to [NAME] no later than September 15, 2026.

Truist Financial Corporation
By: ________________________________________
Name: [NAME]
Title: Chair, Employee Benefits Plan Committee
_____________________________________    _________________________
Michael P. Lyons    Date